Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2018 EARNINGS

▪	Pretax income of $4.7 million
▪	Net income of $3.2 million, or $0.13 per diluted share
▪	New contract purchases of $215 million
▪	Residual interest securitization raises $40.0 million

LAS VEGAS, NV, July 24, 2018 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $3.2 million, or $0.13 per diluted share, for its second quarter ended June 30, 2018. This compares to net income of $4.6 million, or $0.17 per diluted share, in the second quarter of 2017.

Revenues for the second quarter of 2018 were $99.4 million, a decrease of $10.7 million, or 9.7%, compared to $110.1 million for the second quarter of 2017. Total operating expenses for the second quarter of 2018 were $94.7 million compared to $102.1 million for the 2017 period. Pretax income for the second quarter of 2018 was $4.7 million compared to pretax income of $8.0 million in the second quarter of 2017, a decrease of 41.5%.

For the six months ended June 30, 2018 total revenues were $202.9 million compared to $217.7 million for the six months ended June 30, 2017, a decrease of approximately $14.7 million, or 6.8%. Total expenses for the six months ended June 30, 2018 were $193.7 million, a decrease of $8.2 million, or 4.1%, compared to $201.9 million for the six months ended June 30, 2017. Pretax income for the six months ended June 30, 2018 was $9.2 million, compared to $15.7 million for the six months ended June 30, 2017. Net income for the six months ended June 30, 2018 was $6.3 million compared to $9.1 million for the six months ended June 30, 2017.

During the second quarter of 2018, CPS purchased $214.7 million of new contracts compared to $210.6 million during the first quarter of 2018 and $233.9 million during the second quarter of 2017. The Company's receivables totaled $2.329 billion as of June 30, 2018, a decrease from $2.332 billion as of March 31, 2018 and $2.343 billion as of June 30, 2017.

Annualized net charge-offs for the second quarter of 2018 were 7.58% of the average portfolio as compared to 7.62% for the second quarter of 2017. Delinquencies greater than 30 days (including repossession inventory) were 10.07% of the total portfolio as of June 30, 2018, as compared to 9.64% as of June 30, 2017.

“We are pleased to record our 27th consecutive quarter of positive pre-tax earnings,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Our quarterly asset-backed securities transactions continue to be well received and in May 2018 we also securitized our residual interests in 17 existing securitizations to raise $40 million in additional capital.”

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Conference Call

CPS announced that it will hold a conference call on Wednesday, July 25, 2018, at 2:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3392867.

A replay of the conference call will be available between July 25, 2018 and August 1, 2018, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3392867. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Interest income	$97,012	$107,485	$197,918	$212,060
Other income	2,350	2,587	5,008	5,610
	99,362	110,072	202,926	217,670
Expenses:
Employee costs	19,842	17,572	40,483	35,352
General and administrative	7,450	6,819	14,946	13,741
Interest	25,187	23,236	49,249	45,324
Provision for credit losses	35,531	48,550	76,038	95,717
Other expenses	6,698	5,943	12,997	11,792
	94,708	102,120	193,713	201,926
Income before income taxes	4,654	7,952	9,213	15,744
Income tax expense	1,489	3,380	2,901	6,692
Net income	$3,165	$4,572	$6,312	$9,052

Earnings per share:
Basic	$0.15	$0.20	$0.30	$0.39
Diluted	$0.13	$0.17	$0.25	$0.32

Number of shares used in computing earnings per share:
Basic	21,178	23,076	21,375	23,296
Diluted	25,123	27,602	25,393	28,024

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$17,435	$12,731
Restricted cash and equivalents	119,940	111,965
Total cash and cash equivalents	137,375	124,696

Finance receivables	1,887,530	2,304,984
Allowance for finance credit losses	(94,376)	(109,187)
Finance receivables, net	1,793,154	2,195,797

Finance receivables measured at fair value	412,895	–
Deferred tax assets, net	31,430	32,446
Other assets	65,816	71,902
	$2,440,670	$2,424,841

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$27,313	$28,715
Warehouse lines of credit	137,930	112,408
Residual interest financing	39,269	–
Securitization trust debt	2,030,705	2,083,215
Subordinated renewable notes	15,831	16,566
	2,251,048	2,240,904

Shareholders' equity	189,622	183,937
	$2,440,670	$2,424,841

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017

Contracts purchased	$214.74	$233.90	$425.34	$463.55
Contracts securitized	205.00	230.00	398.58	440.00

Total portfolio balance	$2,329.18	$2,343.30	$2,329.18	$2,343.30
Average portfolio balance	2,330.29	2,340.23	2,330.94	2,326.02

Allowance for finance credit losses as % of fin. receivables	5.00%	4.64%

Aggregate allowance as % of fin. receivables (1)	6.16%	5.56%

Delinquencies
31+ Days	8.60%	8.30%
Repossession Inventory	1.47%	1.34%
Total Delinquencies and Repo. Inventory	10.07%	9.64%

Annualized net charge-offs as % of average portfolio	7.58%	7.62%	7.87%	7.76%

Recovery rates (2)	34.9%	35.6%	34.4%	35.4%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2018		2017		2018		2017
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$97.01	16.7%	$107.49	18.4%	$197.92	17.0%	$212.06	18.2%
Servicing fees and other income	2.35	0.4%	2.59	0.4%	5.01	0.4%	5.61	0.5%
Interest expense	(25.19)	-4.3%	(23.24)	-4.0%	(49.25)	-4.2%	(45.32)	-3.9%
Net interest margin	74.18	12.7%	86.84	14.8%	153.68	13.2%	172.35	14.8%
Provision for credit losses	(35.53)	-6.1%	(48.55)	-8.3%	(76.04)	-6.5%	(95.72)	-8.2%
Risk adjusted margin	38.64	6.6%	38.29	6.5%	77.64	6.7%	76.63	6.6%
Core operating expenses	(33.99)	-5.8%	(30.33)	-5.2%	(68.43)	-5.9%	(60.89)	-5.2%
Pre-tax income	$4.65	0.8%	$7.95	1.4%	$9.21	0.8%	$15.74	1.4%

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(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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